CONTACT:

Meg Maise (Corporate Press/Investor Relations)
Take-Two Interactive Software, Inc.
(646) 536-2932
meg.maise@take2games.com

Take-Two Interactive Software, Inc. Closes on Expanded $140 Million Senior Secured Revolving Credit Facility

New York, NY - November 20, 2007 - Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced that it has closed on an expanded five-year, senior secured revolving credit facility in the aggregate principal amount of up to $140 million.

The expanded $140 million line reflects an increase of $40 million from the $100 million line previously obtained from Wells Fargo Foothill, Inc., and allows for borrowings of up to $25 million in the UK. Lenders participating in the expanded line include Wells Fargo Foothill and Citigroup. The credit facility will be used to fund working capital, capital expenditures and for other general corporate purposes, and is secured primarily by the Company’s U.S. and UK assets. The terms and conditions of the credit facility are detailed in the Company’s Form 8-K filed with the Securities and Exchange Commission today.

"Our credit facility will support our periodic working capital needs during the busy holiday season and beyond," said Ben Feder, Chief Executive Officer of Take-Two. "We look forward to further strengthening our financial position with the release of our solid 2008 product slate, including Grand Theft Auto IV in our fiscal 2008 second quarter."

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation® game console, PlayStation®2 and PLAYSTATION®3 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox® and Xbox 360® video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K Games, 2K Sports and 2K Play; and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee’s investigation of the Company’s stock option grants and the restatement of our consolidated financial statements. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed shareholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, and in the Company’s Form 10-Q for the third quarter ended July 31, 2007 in the section entitled “Risk Factors.”

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